EXHIBIT 99.1

Dice Holdings Names John Roberts Chief Financial Officer

New York, New York, October 14, 2013— John Roberts has today joined Dice Holdings, Inc. (NYSE:  DHX) as Chief Financial Officer, succeeding Michael Durney who became the Company’s President and CEO on September 30, 2013.

Mr. Roberts has more than 20 years’ experience in global financial management, mergers and acquisitions, strategic planning and business operations, including as Chief Financial Officer in public and private media and technology companies since 2000.

“Throughout his career, John has shown a great ability to lead finance teams and to become a strategic partner in improving the operating and financial performance of a diverse set of companies.  I am struck by his natural curiosity about our plans and know that he will be much more than a strong financial steward,” said Michael Durney, President & CEO, Dice Holdings, Inc. “As our Company and services continue to evolve, John’s financial thought leadership and experience will be a critical part of our success.”

Most recently, from 2011 Mr. Roberts served as Chief Financial Officer of BrightLine, a leading provider of interactive television solutions.  Earlier in his career, he was a key leader in scaling the operational and financial performance as the CFO of Right Media, which was ultimately sold to Yahoo!, and served as the Chief Financial Officer of two public companies, Arbinet-thexchange, Inc. from 2004 to 2006 and Razorfish, Inc. from 2000 to 2003.

“I’ve known Dice and have been impressed by their vertical strategy and strong financial position for years,” said John Roberts, Chief Financial Officer, Dice Holdings, Inc.  “We are in an advantageous position to invest in future growth, building on our expertise in each vertical and in creating more efficiency in the recruiting process.  I’m excited to take a leading role as Mike’s partner during the company’s transformation.”

Mr. Roberts started his career with PricewaterhouseCoopers LLP where he served for more than a decade ultimately becoming an Audit Partner.  Mr. Roberts holds a B.S. in Accounting from Boston College.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Investor & Media Contact

Jennifer Bewley
Dice Holdings, Inc.
212-448-8288
ir@dice.com